Exhibit 99

VIACOM REPORTS HIGHER REVENUE AND RECORD EARNINGS PER SHARE FOR DECEMBER QUARTER

•	Revenues Increased 5% to $3.34 Billion, Driven by High Single-Digit Growth in Domestic Affiliate Fees

•	Adjusted Diluted EPS Rose 8% to a Record $1.29; Adjusted Net Earnings Totaled $538 Million

•	$887 Million Returned to Shareholders through Dividends and Share Repurchases
New York, NY, January 29, 2015 - Viacom Inc. (NASDAQ: VIAB, VIA) today reported financial results for the quarter ended December 31, 2014, including higher revenues in its Media Networks and Filmed Entertainment segments and record adjusted diluted earnings per share.
Fiscal Year 2015 Results

(in millions, except per share amounts)	Quarter Ended December 31,		B/(W)
	2014	2013	2014 vs. 2013

Revenues	$3,344	$3,197	5%
Operating income	935	960	(3)
Adjusted operating income*	959	960	—
Net earnings attributable to Viacom	500	547	(9)
Adjusted net earnings attributable to Viacom*	538	547	(2)
Diluted EPS	1.20	1.20	—
Adjusted diluted EPS*	$1.29	$1.20	8%

* Adjusted measures referenced in this release are detailed in the Supplemental Disclosures at the end of this release. Results for the quarter ended December 31, 2014 were adjusted for the effect of pension settlements and discrete tax items. There were no adjustments for the quarter ended December 31, 2013.

Sumner M. Redstone, Executive Chairman of Viacom, said, “Viacom's powerful entertainment brands continue to lead the way in reaching global audiences with groundbreaking content. Our outstanding management team has positioned Viacom for continued success.”
Philippe Dauman, President and Chief Executive Officer of Viacom, said, “Viacom's focus on developing popular franchise properties and constantly expanding our growing international presence drove solid top line results and record earnings per share this quarter. We continued to deliver increased revenues in our media networks operations driven by steady growth in affiliate revenues, and also benefited from Paramount Pictures' Oscar-nominated Interstellar and our very successful company-wide franchise, Teenage Mutant Ninja Turtles.
"The media business is evolving faster than ever, but our mission remains unchanged: to continually develop more and better entertainment programming and deliver it to our engaged audiences on every screen and on every platform worldwide. To maintain our leadership position, we will continue to innovate and to manage our business as effectively and efficiently as possible, embracing change and adopting new technologies to better measure and monetize our content and meet industry-wide challenges. Viacom is financially strong and extremely well positioned for the future, with the talent and the creativity to grow our core business and continue to deliver increasing value to our investors."
Revenues

(in millions)	Quarter Ended December 31,		B/(W)
	2014	2013	2014 vs. 2013

Media Networks	$2,654	$2,541	4%
Filmed Entertainment	720	681	6
Eliminations	(30)	(25)	NM
Total Revenues	$3,344	$3,197	5%

NM - Not Meaningful

Quarterly revenues rose 5% to $3.34 billion, driven by increases across the business. Media Networks revenues increased 4% to $2.65 billion, due to higher affiliate fees and advertising revenues. Domestic affiliate revenues rose 8% and worldwide affiliate revenues grew 6%, primarily due to rate increases. Domestic advertising revenues declined 6%, reflecting lower ratings. Worldwide advertising revenues rose 3%, reflecting a 60% increase in international advertising revenues driven by contributions from Channel 5, which was acquired in September 2014. The 4% increase in Media Networks revenues includes an unfavorable 1% impact of foreign exchange.
Filmed Entertainment revenues grew 6% to $720 million. Released theatrically in the fiscal fourth quarter of 2014, Teenage Mutant Ninja Turtles remained a strong performer in the current quarter, complementing the current quarter releases and helping to drive a 6% increase in theatrical revenues and a 16% gain in home entertainment revenues. Home entertainment revenues reflect two film releases in the current quarter, compared with none in the same prior year period. License fees declined 9% resulting from the mix of available titles.
Operating Income (Loss)

(in millions)	Quarter Ended December 31,		B/(W)
	2014	2013	2014 vs. 2013

Media Networks	$1,104	$1,114	(1)%
Filmed Entertainment	(60)	(74)	19
Corporate expenses	(61)	(51)	(20)
Eliminations	2	3	NM
Equity-based compensation	(26)	(32)	19
Adjusted operating income	959	960	—
Loss on pension settlement	(24)	—	NM
Operating income	$935	$960	(3)%

NM - Not Meaningful

Quarterly adjusted operating income of $959 million was flat versus the prior year. Media Networks adjusted operating income declined 1% due to higher programming expenses partially offset by revenue gains. Excluding the impact of foreign exchange, Media Networks adjusted operating income was flat for the quarter. Filmed Entertainment generated an adjusted operating loss of $60 million, an improvement of 19%, as higher revenues more than offset increases in film and distribution expenses.

Quarterly adjusted net earnings attributable to Viacom declined 2%, principally due to the 4% negative impact of foreign currency exchange rates, as well as higher interest costs. Adjusted diluted earnings per share for the quarter increased 8% to $1.29, a record for the fiscal quarter ended December 31. Foreign exchange had an unfavorable $0.05 impact on adjusted diluted EPS.
Stock Repurchase Program
For the quarter ended December 31, 2014, Viacom repurchased 10.2 million shares under its stock repurchase program, for an aggregate purchase price of $750 million. As of January 28, 2015, Viacom had $5.62 billion remaining in its $20 billion stock repurchase program. As of December 31, 2014, Viacom had 407 million shares of common stock outstanding.
Debt
At December 31, 2014, total debt outstanding, including capital lease obligations, was $13.76 billion, compared with $12.77 billion at September 30, 2014. In the quarter, the Company issued $1.0 billion of debt, a portion of which it intends to utilize for the repayment of $600 million aggregate principal amount of the Company's senior notes due February 2015. The Company’s cash balances were $1.2 billion at December 31, 2014, an increase from $1.0 billion at September 30, 2014.

About Viacom
Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form video, apps, games, consumer products, social media and other entertainment content for audiences in more than 165 countries and territories. Viacom's media networks, including MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, Comedy Central, TV Land, SPIKE, Channel 5 (UK), Tr3s, Paramount Channel and VIVA, reach a cumulative 3.2 billion television subscribers worldwide. Paramount Pictures, America's oldest film studio, is a major global producer and distributor of filmed entertainment.
For more information about Viacom and its businesses, visit www.viacom.com. Viacom may also use social media channels to communicate with its investors and the public about the company, its brands and other matters, and those communications could be deemed to be material information. Investors and others are encouraged to review posts on Viacom’s company blog (blog.viacom.com), Twitter feed (twitter.com/viacom) and Facebook page (facebook.com/viacom).
Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the measured audience acceptance of our programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in our markets and on consumer behavior; competition for content, audiences, advertising and distribution; the impact of piracy; economic fluctuations in advertising and retail markets, and economic conditions generally; fluctuations in our results due to the timing, mix and availability of our motion pictures and other programming; the potential for loss of carriage or other reduction in the distribution of our content; changes in the Federal communications laws and regulations; evolving cybersecurity and similar risks; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our 2014 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. If applicable, reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on our website at http://www.viacom.com.

Contacts
Press:	Investors:
Jeremy Zweig	James Bombassei
Vice President, Corporate Communications and	Senior Vice President, Investor Relations
Corporate Affairs	(212) 258-6377
(212) 846-7503	james.bombassei@viacom.com
jeremy.zweig@viacom.com
Pamela Yi
Director, Investor Relations
(212) 846-7581
pamela.yi@viacom.com

VIACOM INC. CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Quarter Ended December 31,
(in millions, except per share amounts)	2014	2013

Revenues	$3,344	$3,197
Expenses:
Operating	1,623	1,474
Selling, general and administrative	731	704
Depreciation and amortization	55	59
Total expenses	2,409	2,237
Operating income	935	960
Interest expense, net	(160)	(149)
Equity in net earnings of investee companies	33	26
Other items, net	(18)	—
Earnings before provision for income taxes	790	837
Provision for income taxes	(277)	(280)
Net earnings (Viacom and noncontrolling interests)	513	557
Net earnings attributable to noncontrolling interests	(13)	(10)
Net earnings attributable to Viacom	$500	$547

Basic earnings per share attributable to Viacom	$1.22	$1.23
Diluted earnings per share attributable to Viacom	$1.20	$1.20
Weighted average number of common shares outstanding:
Basic	410.6	444.9
Diluted	416.1	454.0
Dividends declared per share of Class A and Class B common stock	$0.33	$0.30

VIACOM INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

(in millions, except par value)	December 31, 2014	September 30, 2014

ASSETS
Current assets:
Cash and cash equivalents	$1,185	$1,000
Receivables, net	3,024	3,066
Inventory, net	870	846
Prepaid and other assets	391	340
Total current assets	5,470	5,252
Property and equipment, net	976	1,016
Inventory, net	4,100	3,897
Goodwill	11,495	11,535
Intangibles, net	372	399
Other assets	1,003	1,018
Total assets	$23,416	$23,117
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$370	$475
Accrued expenses	710	969
Participants' share and residuals	949	993
Program obligations	673	703
Deferred revenue	252	259
Current portion of debt	617	18
Other liabilities	468	518
Total current liabilities	4,039	3,935
Noncurrent portion of debt	13,146	12,751
Participants' share and residuals	289	403
Program obligations	435	459
Deferred tax liabilities, net	527	266
Other liabilities	1,396	1,340
Redeemable noncontrolling interest	207	216
Commitments and contingencies
Viacom stockholders' equity:
Class A common stock, par value $0.001, 375.0 authorized; 50.6 and 50.9 outstanding, respectively	—	—
Class B common stock, par value $0.001, 5,000.0 authorized; 356.7 and 363.3 outstanding, respectively	—	—

Additional paid-in capital	9,914	9,772
Treasury stock, 387.1 and 377.0 common shares held in treasury, respectively	(19,975)	(19,225)
Retained earnings	13,828	13,465
Accumulated other comprehensive loss	(415)	(293)
Total Viacom stockholders' equity	3,352	3,719
Noncontrolling interests	25	28
Total equity	3,377	3,747
Total liabilities and equity	$23,416	$23,117

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following table reconciles our results for the quarter ended December 31, 2014 to adjusted results that exclude the impact of certain items identified as affecting comparability, including the loss on pension settlement and discrete tax expense. The tax impact included in the table has been calculated using the rate applicable to the adjustment presented. We use consolidated adjusted operating income, adjusted net earnings attributable to Viacom and adjusted diluted earnings per share ("EPS"), as applicable, among other measures, to evaluate our actual operating performance and for planning and forecasting of future periods. We believe that the adjusted results provide relevant and useful information for investors because they clarify our actual operating performance, make it easier to compare Viacom’s results with those of other companies and allow investors to review performance in the same way as our management. Since these are not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America, they should not be considered in isolation of, or as a substitute for, operating income, net earnings attributable to Viacom and diluted EPS as indicators of operating performance, and they may not be comparable to similarly titled measures employed by other companies. There were no adjustments to our results for the quarter ended December 31, 2013.

(in millions, except per share amounts)
	Quarter Ended December 31, 2014
	Operating Income	Pre-tax Earnings	Net Earnings Attributable to Viacom	Diluted EPS
Reported Results	$935	$790	$500	$1.20
Factors Affecting Comparability:
Loss on pension settlement ⁽¹⁾	24	24	15	0.04
Discrete tax expense ⁽²⁾	—	—	23	0.05
Adjusted Results	$959	$814	$538	$1.29

(1) The pre-tax non-cash charge of $24 million was driven by the settlement of pension benefits of certain participants of our funded pension plan.

(2) The discrete tax expense is principally related to a reduction in qualified production activity tax benefits as a result of retroactively reenacted legislation.